Exhibit 99.1

Press Release

Financial and Investor Contact:
Eric Slusser
770-951-6101
eric.slusser@gentiva.com
or     John Mongelli
770-951-6496
john.mongelli@gentiva.com

Media Contact:
Scott Cianciulli
Brainerd Communicators
212-986-6667
cianciulli@braincomm.com

Gentiva® Health Services Reports Second Quarter 2013 Results

ATLANTA, GA, August 1, 2013 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), the largest provider of home health and hospice services in the United States based on revenue, today reported second quarter 2013 results. Quarterly highlights include:

•	Net revenues of $414.4 million.

•	Adjusted income attributable to Gentiva shareholders per diluted share of $0.22.

•	Adjusted EBITDA of $39.0 million.

•	Free cash flow of $25.9 million.

Second quarter 2013 financial highlights include:

▪
Net revenues of $414.4 million, a decrease of 3% compared to $427.7 million for the quarter ended June 30, 2012. During the quarter ended June 30, 2013, net revenues were negatively impacted by the 2013 home health Medicare rate reduction, the full-quarter effect of the 2% sequestration rate cut on our Medicare-based revenues and the sale or closure of branches in the prior year. Excluding the impact of branches sold or closed, net revenues would have been down 2% compared to the second quarter of 2012. Net revenues included home health episodic revenues of $206.7 million, flat compared to $207.5 million in the 2012 second quarter. Hospice revenues were $179.2 million, a decrease of 7% compared to $192.0 million in the 2012 second quarter. Hospice represented 43% of total net revenues in the second quarter of 2013, compared to 45% in the 2012 second quarter.

▪	Income attributable to Gentiva shareholders of $6.3 million, or $0.20 per diluted share, compared to $13.9 million, or $0.46 per diluted share, for the second quarter of 2012.

▪
Adjusted income attributable to Gentiva shareholders of $6.8 million, compared with $10.7 million in the comparable 2012 period. On a diluted per share basis, adjusted income attributable to Gentiva shareholders was $0.22 for the second quarter of 2013 as compared to $0.35 for the second quarter of 2012.

▪
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $39.0 million in the second quarter of 2013 as compared to $48.3 million in the second quarter of 2012. Adjusted EBITDA as a percentage of net revenues was 9.4% in the second quarter of 2013 versus 11.3% in the prior year period.

Adjusted income attributable to Gentiva shareholders and Adjusted EBITDA exclude charges related to restructuring, legal settlements, acquisition and integration activities and other special items.

Highlights for the six months ended June 30, 2013 include:

▪
Net revenues of $830.0 million, a decrease of 4% as compared to $863.3 million for the prior year period. Net revenues included home health episodic revenues of $414.1 million, compared to $418.1 million in the comparable 2012 period. Hospice revenues were $358.7 million, compared to $387.7 million in the comparable 2012 period.

▪
Loss attributable to Gentiva shareholders of $200.8 million, or $6.51 per diluted share. Income attributable to Gentiva shareholders in the comparable 2012 period was $18.7 million, or $0.61 per diluted share.

▪
Adjusted income attributable to Gentiva shareholders of $13.9 million, compared with $18.1 million in the 2012 period. On a diluted per share basis, adjusted income attributable to Gentiva shareholders was $0.45 as compared with $0.59 in the corresponding period of 2012, prior to the $0.03 add-back in the first quarter of 2012 for credit agreement amendment expenses.

▪
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $78.1 million as compared to $90.2 million in the 2012 period. Adjusted EBITDA as a percentage of net revenues was 9.4% versus 10.5% in the prior-year period.

Cash Flow and Balance Sheet Highlights

At June 30, 2013, the Company reported cash and cash equivalents of $185.1 million, up from $159.6 million at March 31, 2013. Total outstanding debt was $910.2 million as of June 30, 2013. Total Company days sales outstanding, or DSO, was 52 days at June 30, 2013, flat with the DSO at March 31, 2013.

For the second quarter of 2013, net cash provided by operating activities was $30.7 million, compared to $83.8 million in the prior year period for 2012, which included a significant benefit from the reduction of DSO. Free cash flow was $25.9 million for the second quarter of 2013, compared to $80.7 million in the prior year period. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

Full-Year 2013 Outlook

Based on first half 2013 results and the potential fourth quarter 2013 impact of the proposed 2014 Medicare home health and hospice reimbursement rules, the Company now expects full-year net revenues to be in the range of $1.67 billion to $1.70 billion. The Company continues to expect 2013 adjusted income attributable to Gentiva shareholders to be in the range of $0.90 to $1.10 on a diluted per share basis.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under SEC rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of adjusted income attributable to Gentiva shareholders to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its second quarter 2013 results during its conference call and live webcast to be held Thursday, August 1, 2013 at 9:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #17144988. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on August 1 and will remain available continuously through August 8. To listen to a replay of the call from the United States, Canada or international locations dial (800) 585-8367 or (404) 537-3406 and enter the following PIN at the prompt: 17144988. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call will be posted on the Company's website.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation's largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. GTIV-G

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries
Condensed Consolidated Financial Statements and Supplemental Information
(Unaudited)

(in 000's, except per share data)	2nd Quarter		Six Months
	2013	2012	2013	2012
Condensed Statements of Comprehensive Income (Loss)
Net revenues	$414,424	$427,691	$830,015	$863,343
Cost of services sold	218,947	222,737	440,520	455,598
Gross profit	195,477	204,954	389,495	407,745
Selling, general and administrative expenses	(161,937)	(163,928)	(321,814)	(337,635)
Gain on sale of businesses	—	5,447	—	5,447
Goodwill and other long-lived asset impairment	—	—	(224,320)	—
Interest income	642	697	1,427	1,358
Interest expense and other	(22,790)	(23,352)	(45,868)	(45,515)
Income (loss) before income taxes	11,392	23,818	(201,080)	31,400
Income tax (expense) benefit	(4,829)	(9,646)	587	(12,175)
Net income (loss)	6,563	14,172	(200,493)	19,225
Less: Net income attributable to noncontrolling interests	(216)	(263)	(337)	(476)
Net income (loss) attributable to Gentiva shareholders	$6,347	$13,909	$(200,830)	$18,749

Total comprehensive income (loss)	$6,563	$14,172	$(200,493)	$19,225

Earnings per Share
Net income (loss) attributable to Gentiva shareholders:
Basic	$0.21	$0.46	$(6.51)	$0.61
Diluted	$0.20	$0.46	$(6.51)	$0.61

Weighted average shares outstanding:
Basic	30,941	30,338	30,863	30,532
Diluted	31,239	30,446	30,863	30,632

(in 000's)
Condensed Balance Sheets
ASSETS	Jun 30, 2013	Dec 31, 2012
Cash and cash equivalents	$185,122	$207,052
Accounts receivable, net (A)	252,589	251,080
Deferred tax assets	9,051	12,263
Prepaid expenses and other current assets	43,162	45,632
Total current assets	489,924	516,027

Notes receivable from CareCentrix	28,471	28,471
Fixed assets, net	38,273	41,414
Intangible assets, net	191,601	193,613
Goodwill	435,747	656,364
Other assets	72,208	75,045
Total assets	$1,256,224	$1,510,934

LIABILITIES AND EQUITY
Current portion of long-term debt	$12,500	$25,000
Accounts payable	12,706	13,445
Payroll and related taxes	42,069	45,357
Deferred revenue	38,063	37,444
Medicare liabilities	16,035	27,122
Obligations under insurance programs	57,546	56,536
Accrued nursing home costs	19,866	18,428
Other accrued expenses	50,296	66,567
Total current liabilities	249,081	289,899

Long-term debt	897,682	910,182
Deferred tax liabilities, net	31,392	42,165
Other liabilities	39,015	33,988
Total equity	39,054	234,700
Total liabilities and equity	$1,256,224	$1,510,934

Common shares outstanding	31,315	30,748

(A) Accounts receivable, net included an allowance for doubtful accounts of $9.1 million and $8.8 million at June 30, 2013 and December 31, 2012, respectively.

(in 000's)
	Six Months
Condensed Statements of Cash Flows	2013		2012
OPERATING ACTIVITIES:
Net (loss) income	$(200,493)		$19,225
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	9,511		14,722
Amortization and write-off of debt issuance costs	6,463		7,020
Provision for doubtful accounts	2,680		3,746
Equity-based compensation expense	3,969		3,442
Windfall tax benefits associated with equity-based compensation	(82)		—
Gain on sale of businesses	—		(5,447)
Goodwill and other long-lived asset impairment	224,320		—
Deferred income tax (benefit) expense	(7,983)		9,906
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(3,919)		26,251
Prepaid expenses and other current assets	1,727		(7,524)
Current liabilities	(27,705)		(28,314)
Other, net	1,678		6,117
Net cash provided by operating activities	10,166		49,144

INVESTING ACTIVITIES:
Purchase of fixed assets	(7,521)		(6,941)
Proceeds from sale of businesses, net of cash transferred	508		6,090
Net cash used in investing activities	(7,013)		(851)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,852		1,640
Windfall tax benefits associated with equity-based compensation	82		—
Payment of contingent consideration accrued at acquisition date	(1,500)	—	—
Repayment of long-term debt	(25,000)		(50,000)
Repurchase of common stock	—		(4,974)
Debt issuance costs	—		(4,125)
Other	(517)		(468)
Net cash used in financing activities	(25,083)		(57,927)

Net change in cash and cash equivalents	(21,930)		(9,634)
Cash and cash equivalents at beginning of period	207,052		164,912
Cash and cash equivalents at end of period	$185,122		$155,278

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$39,069		$38,402
Income taxes paid	$522		$4,014

	Six Months
A reconciliation of Free cash flow to Net cash provided by operating activities follows:	2013		2012
Net cash provided by operating activities	$10,166		$49,144
Less: Purchase of fixed assets	(7,521)		(6,941)
Free cash flow	$2,645		$42,203

(in 000's)
Supplemental Information	2nd Quarter		Six Months
	2013	2012	2013	2012
Segment Information (2)
Net revenues
Home Health	$235,216	$235,687	$471,277	$475,651
Hospice	179,208	192,004	358,738	387,692
Total net revenues	$414,424	$427,691	$830,015	$863,343

Operating contribution (4)
Home Health	$29,917	$36,383	$60,105	$62,259
Hospice	26,437	35,146	53,858	67,628
Total operating contribution	56,354	71,529	113,963	129,887

Corporate administrative expenses	(18,084)	(23,211)	(36,771)	(45,055)
Goodwill and other long-lived asset impairment (5)	—	—	(224,320)	—
Depreciation and amortization	(4,730)	(7,292)	(9,511)	(14,722)
Gain on sale of businesses (6)	—	5,447	—	5,447
Interest expense and other, net (7)	(22,148)	(22,655)	(44,441)	(44,157)
Income (loss) before income taxes	$11,392	$23,818	$(201,080)	$31,400

Home Health operating contribution margin %	12.7%	15.4%	12.8%	13.1%
Hospice operating contribution margin %	14.8%	18.3%	15.0%	17.4%

	2nd Quarter		Six Months
Net Revenues by Major Payer Source:	2013	2012	2013	2012
Medicare
Home Health	$192,733	$186,154	$385,853	$376,771
Hospice	167,788	179,554	335,061	361,553
Total Medicare	360,521	365,708	720,914	738,324
Medicaid and local government	18,664	18,258	36,934	37,719
Commercial insurance and other:
Paid at episodic rates	13,974	21,313	28,229	41,287
Other	21,265	22,412	43,938	46,013
Total commercial insurance and other	35,239	43,725	72,167	87,300
Total net revenues	$414,424	$427,691	$830,015	$863,343

	2nd Quarter		Six Months
A reconciliation of Adjusted EBITDA to Net income (loss) attributable to Gentiva shareholders follows:	2013	2012	2013	2012
Adjusted EBITDA (3)	$39,014	$48,343	$78,077	$90,248
Cost savings, restructuring, legal settlement and acquisition and integration costs (4)	(744)	(25)	(885)	(5,416)
Goodwill and other long-lived asset impairment (5)	—	—	(224,320)	—
Gain on sale of businesses (6)	—	5,447	—	5,447
EBITDA (4)	38,270	53,765	(147,128)	90,279
Depreciation and amortization	(4,730)	(7,292)	(9,511)	(14,722)
Interest expense and other, net (7)	(22,148)	(22,655)	(44,441)	(44,157)
Income (loss) before income taxes	11,392	23,818	(201,080)	31,400
Income tax (expense) benefit (8)	(4,829)	(9,646)	587	(12,175)
Net income (loss)	6,563	14,172	(200,493)	19,225
Less: Net income attributable to noncontrolling interests	(216)	(263)	(337)	(476)
Net income (loss) attributable to Gentiva shareholders	$6,347	$13,909	$(200,830)	$18,749

A reconciliation of Adjusted income attributable to Gentiva shareholders to Net income (loss) (all items presented are net of tax): (3)

	2nd Quarter		Six Months
	2013	2012	2013	2012

Adjusted income attributable to Gentiva shareholders	$6,799	$10,695	$13,906	$18,140
Cost savings, restructuring, legal settlement and acquisition and integration costs (4)	(452)	(34)	(538)	(3,215)
Goodwill and other long-lived asset impairment (5)	—	—	(214,198)	—
Gain on sale of businesses (6)	—	3,248	—	3,248
Tax valuation allowance on OIG legal settlement	—	—	—	576
Income (loss) attributable to Gentiva shareholders	6,347	13,909	(200,830)	18,749
Add back: Net income attributable to noncontrolling interests	216	263	337	476
Net income (loss)	$6,563	$14,172	$(200,493)	$19,225

Adjusted income attributable to Gentiva shareholders per diluted share	$0.22	$0.35	$0.45	$0.59
Cost savings, restructuring, legal settlement and acquisition and integration costs (4)	(0.02)	—	(0.02)	(0.11)
Goodwill and other long-lived asset impairment (5)	—	—	(6.94)	—
Gain on sale of businesses (6)	—	0.11	—	0.11
Tax valuation allowance on OIG legal settlement	—	—	—	0.02
Income (loss) attributable to Gentiva shareholders per diluted share	0.20	0.46	(6.51)	0.61
Add back: Net income attributable to noncontrolling interests	0.01	0.01	0.01	0.02
Net income (loss) per diluted share	$0.21	$0.47	$(6.50)	$0.63

Operating Metrics	2nd Quarter		Six Months
	2013	2012	2013	2012
Home Health
Episodic admissions	48,300	48,800	98,700	100,200
Total episodes	71,000	71,400	143,200	144,800
Episodes per admission	1.47	1.46	1.45	1.44
Revenue per episode	$2,910	$2,905	$2,890	$2,890

Hospice
Admissions	12,100	12,900	25,700	26,700
Average daily census	12,800	13,700	12,800	13,700
Patient days (in thousands)	1,164	1,243	2,310	2,499
Revenue per patient day	$154	$154	$155	$155
Length of stay at discharge (in days)	97	86	98	89
Services by patient type:
Routine	98%	98%	98%	98%
General Inpatient & Other	2%	2%	2%	2%

Notes:

1.	The comparability between reporting periods has been affected by the following items:
a.    The Company completed several acquisitions, closed a significant number of branch operations and sold a number of operating units affecting the reporting periods presented as follows:

•	During the second quarter of 2013, the Company completed the acquisition of Hope Hospice.

•	During the third quarter of 2012, the Company completed the acquisitions of Family Home Care, North Mississippi Hospice and Advocate Hospice.

•
During the fourth quarter of 2012, the Company sold its Phoenix area hospice operations. During the second quarter of 2012, the Company sold eight home health branches and four hospice branches in Louisiana.

During the first quarter of 2012, the Company continued a comprehensive review of its branch structure, support infrastructure and other significant expenditures in order to reduce its ongoing operating costs given the challenging rate environment facing the Company. As a result of this effort, the Company closed or divested 4 home health branches and completed significant reductions in staffing levels in regional, area and corporate support functions.
As a result of this activity, the Company's revenue for the second quarter and first six months of 2013 were negatively impacted by approximately $5 million and $14 million, respectively, as compared to the second quarter and first six months of 2012.

b.	The first six months of 2013 included 181 days of activity as compared to 182 days for the first six months of 2012 due to 28 days in February 2013 versus 29 days in February 2012.

2.
The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, and interest expense and other (net), but include revenues and all other costs directly attributable to the specific segment.

3.
Adjusted EBITDA, a non-GAAP financial measure, is defined as income before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating to (i) cost savings and other restructuring, legal settlements, and acquisition and integration activities, (ii) gain on sale of businesses and (iii) goodwill and other long-lived asset impairment. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

Adjusted income attributable to Gentiva shareholders is defined as income attributable to Gentiva shareholders, excluding (i) tax reserves relating to the OIG settlement, (ii) gain on sale of businesses, (iii) charges relating to cost savings and other restructuring, legal settlements, and acquisition and integration activities and (iv) goodwill and other long-lived asset impairment.

4.
Operating contribution and EBITDA included charges relating to cost savings and other restructuring, legal settlements and acquisition and integration activities of $0.8 million and $0.9 million for the second quarter and first six months of 2013, respectively. For the first six months of 2012, the Company recorded charges of $5.4 million.

For both the second quarter and first six months of 2013, the Company recorded restructuring costs of $0.2 million. For the second quarter and first six months of 2013, acquisition and integration activities of $0.6 million and $0.7 million, respectively, primarily related to the Company's acquisition of Hope Hospice, Inc.
For the first six months of 2012, the Company recorded (i) restructuring costs of $1.3 million and (ii) legal settlement reserves of $5.0 million, associated with the tentative settlement of the Wilkie wage and hour lawsuit, partially offset by a reduction in acquisition and integration costs of $0.9 million, primarily relating to favorable lease settlements associated with Odyssey HealthCare, Inc.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	2nd Quarter		Six Months
	2013	2012	2013	2012
Home Health	$—	$(0.1)	$—	$5.7
Hospice	0.7	0.3	0.7	0.1
Corporate expenses	0.1	(0.2)	0.2	(0.4)
Total	$0.8	$—	$0.9	$5.4

5.	During the first six months of 2013, the Company recorded non-cash charges of $224.3 million related to goodwill and other long-lived assets.
At March 31, 2013, the Company performed an interim impairment test of its Hospice reporting unit due to lower than expected average daily census and higher than expected discharge rates during the quarter. Based on the results of the interim impairment test, the Company's Hospice reporting unit had an estimated fair value of approximately $555 million. As such the Company recorded a non-cash impairment charge relating to goodwill of approximately $220.8 million. As part of that analysis, the Company reviewed the valuation of its owned real estate utilized in the Hospice business. The analysis indicated that two of the Company's hospice inpatient units had estimated fair values lower than their carrying values and, as such, the Company recorded a non-cash impairment charge of approximately $1.9 million.
In addition, the Company conducted an evaluation of the various systems used to support its field operations. In connection with that review, the Company made a strategic decision to replace its business intelligence software platform and, as such, recorded a non-cash impairment charge, related to developed software, of approximately $1.6 million.

6.
During the second quarter of 2012, the Company completed the sale of eight home health branches and four hospice branches in Louisiana, pursuant to an asset purchase agreement, for total consideration of approximately $6.4 million.

Effective May 31, 2012, the Company completed the sale of its Gentiva consulting business to MP Healthcare Partners, LLC pursuant to an asset purchase agreement, for cash consideration of approximately $0.3 million. In connection with the sales, the Company recorded a gain on sale of businesses of approximately $5.4 million for the second quarter and first six months of 2012.

7.
Interest expense and other, net for the first six months of 2012 included charges of approximately $0.5 million relating to the write-off of deferred debt issuance costs associated with Amendment No. 3 to the Company's credit agreement.

8.
The Company’s effective tax rate was a tax provision of 42.4% and a tax benefit of 0.3% for the second quarter and first six months of 2013, respectively, as compared to a tax provision of 40.5% and 38.8% for the second quarter and first six months of 2012, respectively.

During the first six months of 2013, the Company recorded non-cash impairment charges of $224.3 million related to goodwill and other long-lived assets (see note 5). Excluding the impact of the impairment charges, the Company's effective tax rate would have been 40.6% for the first six months of 2013.
During the first six months of 2012, the Company recorded a favorable tax reserve adjustment upon resolution of an uncertain tax position associated with the deductibility of a portion of the Company's settlement payment to the Office of the Inspector General. Excluding the impact of the favorable tax reserve adjustment, the Company's effective tax rate would have been 40.8% for the first six months of 2012.

Forward-Looking Statements
Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of healthcare reform legislation and its implementation through governmental regulations; legislative proposals for healthcare reform; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; compliance with any corporate integrity agreement affecting the Company's operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; ability to access capital markets; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, terrorist acts or cyber-attacks; availability, effectiveness, stability and security of the Company's information technology systems; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company's debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission, including the "Risk Factors" section contained in the Company's annual report on Form 10-K for the year ended December 31, 2012.
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